Exhibit 99.1

PRESS RELEASE

For more information contact:

FOR IMMEDIATE RELEASE

Gerald Shencavitz

EVP and Chief Financial Officer

(207) 288-3314

Record Quarterly Earnings at Bar Harbor Bankshares

BAR HARBOR, Maine (April 25, 2012) – Bar Harbor Bankshares (the “Company”) (NYSE Amex: BHB) the parent company of Bar Harbor Bank & Trust (the “Bank”), today announced financial results for the three months ended March 31, 2012. The Company reported record net income of $3.2 million, representing an increase of $294 thousand, or 10.2%, compared with the first quarter of 2011. Diluted earnings per share amounted to $0.81 for the quarter compared with $0.74 in the first quarter of 2011, representing an increase of $0.07, or 9.5%.

The Company’s annualized return on average shareholders’ equity amounted to 10.51% for the quarter, compared with 11.14% in the first quarter of 2011. The Company’s first quarter return on average assets amounted to 1.07%, up from 1.03% in the first quarter of 2011.

In making the announcement, the Company’s President and Chief Executive Officer, Joseph M. Murphy commented, “We are encouraged to have started the year with record quarterly earnings, continued loan growth, improving credit quality and an expanding net interest margin.”

Mr. Murphy continued his remarks by saying, “During the first quarter we enjoyed a seven basis point expansion of our net interest margin while growing total assets by $57 million. This in turn increased our linked-quarterly net interest income by $290 thousand, or 3.3%. While many banks throughout our region have been reporting little or no loan growth, we are pleased to report sustained growth in both our commercial and consumer loan portfolios. Paramount to our continued success is credit quality, the metrics for which improved during the quarter, with non-performing and other potential problem loans posting meaningful declines compared with year-end 2011. Despite an ever-increasing regulatory focus, our first quarter efficiency ratio came in at an enviable 53.4%, demonstrating our relentless focus on the management of the Company’s operating expenses.”

In concluding, Mr. Murphy added, “Given our Company’s earnings momentum and strong financial condition, we are looking forward to another successful year at Bar Harbor Bankshares. In this regard, we are pleased that we have been able to reward our shareholders with increasing and highly competitive returns on their BHB stock. In 2011, we increased our quarterly cash dividend three times, and we continued this positive trend in the first and second quarters of 2012.”

Balance Sheet Highlights

Assets: Total assets ended the first quarter at $1.22 billion, up $57.2 million, or 4.9%, compared with December 31, 2011. Asset growth was driven by increases in the Bank’s consumer and commercial loan portfolios, combined with an increase in investment securities.

Loans: Total loans ended the quarter at $763.8 million, up $34.8 million, or 4.8%, compared with December 31, 2011. Consumer loans, which principally consist of residential real estate mortgages, were up $25.6 million or 8.1%, reflecting the purchase of a $23.5 million, New England based portfolio of residential mortgage loans during the quarter. The Bank’s commercial loan portfolio continued its growth trend during the quarter, posting an increase of $7.8 million or 1.9%. Tax exempt loans to local municipalities were also up for the quarter, posting an increase of $1.5 million, or 15.3%, compared with year end 2011.

Credit Quality: Total non-performing loans ended the quarter at $11.4 million, representing a decline of $1.5 million, or 11.8%, compared with December 31, 2011. One commercial real estate development loan to a local, non-profit housing authority in support of an affordable housing project accounted for $2.8 million, or 24.2%, of the Bank’s total non-performing loans.

Total net loan charge-offs amounted to $315 thousand in the first quarter, or annualized net charge-offs to average loans outstanding of 0.17%. The Bank recorded a first quarter provision for loan losses of $415 thousand, compared with $500 thousand in the first quarter of 2011, representing a decline of $85 thousand, or 17.0%.

The Bank maintains an allowance for loan losses (the “allowance”) which is available to absorb probable losses on loans. At March 31, 2012, the allowance stood at $8.3 million, up $100 thousand or 1.2% compared with December 31, 2011. The increase in the allowance was principally attributed to loan growth during the quarter, as the Bank’s non-performing and potential problem loans posted meaningful declines.

Securities: Total securities ended the first quarter at $396.7 million, up $14.8 million, or 3.9%, compared with December 31, 2011. Securities purchased during the quarter principally consisted of mortgage-backed securities issued and guaranteed by U.S. Government agencies and sponsored-enterprises.

Deposits: Historically, the banking business in the Bank’s market area has been seasonal, with lower deposits in the winter and spring and higher deposits in summer and autumn. The timing and extent of these seasonal swings have varied from year to year and have generally impacted the Bank’s transactional deposit accounts.

Total deposits ended the first quarter at $724.4 million, up $1.5 million, or 0.2%, compared with December 31, 2011. NOW accounts and savings and money market accounts experienced a combined seasonal decline of $12.6 million, or 4.1%. This decline was offset by a $12.8 million, or 3.6%, increase in time deposits. Unlike historical experience, at March 31, 2012 demand deposits were up $1.4 million or 2.2%, compared with year end 2011.

Borrowings: Total borrowings ended the first quarter at $373.6 million, up $53.3 million, or 16.6%, compared with December 31, 2011. The increase in borrowings was utilized to fund first quarter earning asset growth.

Capital: At March 31, 2012, the Company and the Bank continued to exceed regulatory requirements for “well-capitalized” financial institutions. Under the capital adequacy guidelines administered by the Bank’s principal regulators, “well-capitalized” institutions are those with Tier I leverage, Tier I Risk-based, and Total Risk-based ratios of at least 5%, 6% and 10%, respectively. At March 31, 2012, the Company’s Tier I Leverage, Tier I Risk-based, and Total Risk-based capital ratios were 9.26%, 14.21% and 15.94%, respectively.

Shareholder Dividends: The Company paid a regular cash dividend of $0.285 per share of common stock in the first quarter of 2012, up $0.005 from the prior quarter and representing an increase of $0.015 or 5.6% compared with the first quarter of 2011. As previously announced, the Company’s Board of Directors recently declared a second quarter 2012 regular cash dividend of $0.29 per share of common stock, representing an increase of $0.02 or 7.4% compared with the second quarter of 2011. Based on the March 31, 2012 price of BHB’s common stock of $33.24, the annualized dividend yield amounted to 3.49%.

Results of Operations

Net Interest Income: For the three months ended March 31, 2012, net interest income on a tax-equivalent basis totaled $9.4 million, up $289 thousand or 3.2% on a linked-quarter basis and representing an increase of $661 thousand or 7.6% compared with the first quarter of 2011. The net interest margin amounted to 3.30% in the first quarter, representing an expansion of seven basis points on a linked-quarter basis. The improved net interest margin was attributed to a fifteen basis point decline in the cost of interest bearing liabilities during the quarter, whereas earning asset yields declined only five basis points.

The increase in first quarter net interest income compared with the first quarter of 2011 was attributed to average earning asset growth of $42.2 million combined with a nine basis point improvement in the net interest margin. The improvement in the net interest margin was attributed to a thirty-nine basis point decline in the cost of interest bearing liabilities, which more than offset a twenty-five basis point decline in earning asset yields.

Non-interest Income: For the three months ended March 31, 2012, total non-interest income amounted to $1.7 million, down $32 thousand or 1.8%, compared with the first quarter of 2011.

Income generated from trust and other financial services fees amounted to $779 thousand in the first quarter, unchanged compared with the first quarter of 2011. Reflecting additional new business and continued recovery in the equity markets, at March 31, 2012 assets under management stood at $350.7 million, up $16.8 million from year end 2011 and representing an increase of $29.3 million or 9.1% compared with March 31, 2011.

Income generated from service charges on deposit accounts amounted to $250 thousand in the first quarter, compared with $289 thousand in the first quarter of 2011, representing a decline of $39 thousand, or 13.5%. The decline in service charges on deposit accounts was principally attributed to declines in deposit account overdraft fees, reflecting reduced overdraft activity and the impact of new regulations that limit the ability of a bank to offer overdraft protection to customers without their specific consent and to derive fees from overdraft protection programs in general.

Income generated from credit and debit card service charges and fees amounted to $316 thousand in the first quarter, up $28 thousand or 9.7% compared with the first quarter of 2011. This increase was principally attributed to continued growth of the Bank’s retail deposit base, higher levels of merchant credit card processing volumes, and continued success with a program that offers rewards for certain debit card transactions.

Total first quarter net securities gains, inclusive of other-than-temporary impairment losses (“OTTI”), amounted to $223 thousand, compared with $220 thousand in the first quarter of 2011. First quarter 2012 net securities gains were comprised of net realized gains on the sale of securities amounting to $567 thousand, largely offset by OTTI losses of $344 thousand on certain available-for-sale, private label, residential mortgage-backed securities.

Non-interest Expense: For the three months ended March 31, 2012, total non-interest expense amounted to $5.8 million, up $273 thousand, or 4.9%, compared with the first quarter of 2011.

Total salaries and employee benefits expense amounted to $3.2 million in the first quarter, up $74 thousand or 2.4%, compared with the first quarter of 2011. The increase in salaries and employee benefits was principally attributed to normal increases in base salaries, as well as changes in staffing levels and mix.

Total FDIC insurance assessments amounted to $185 thousand in the first quarter, down $79 thousand or 29.9%, compared with the first quarter of 2011. This decline was attributed to a new assessment formula that became effective on April 1, 2011, whereby deposit insurance premiums are principally based on asset size rather than insurable deposits.

Total other operating expenses amounted to $1.5 million in the first quarter, up $291 thousand or 23.4%, compared with the first quarter of 2011. This increase was principally attributed to higher levels of loan collection and other real estate owned expenses, as well as fees for professional services.

Efficiency Ratio: The Company’s efficiency ratio, or non-interest operating expenses divided by the sum of tax-equivalent net interest income and non-interest income other than net securities gains and other-than-temporary impairments, measures the relationship of operating expenses to revenues. For the quarter ended March 31, 2011, the Company’s efficiency ratio amounted to 53.4%, which compared favorably to peer and industry averages.

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust.  Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving downeast and midcoast Maine.

This earnings release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the “Company”) for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. You can identify these forward-looking statements by the use of words like “strategy,” “anticipates” “expects,” “plans,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning.  You can also identify them by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties.   These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. For more information about these risks and uncertainties and other factors, please see the Company’s Annual Report on Form 10-K, as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares

Selected Financial Information

(dollars in thousands except per share data)

(unaudited)

	Period End		1st Quarter Average
Balance Sheet Data	3/31/2012	12/31/2011	2012	2011

Total assets	$1,224,671	$1,167,466	$1,192,338	$ 1,134,591
Total securities	396,690	381,880	382,380	383,067
Total loans	763,840	729,003	743,710	700,987
Allowance for loan losses	8,321	8,221	8,367	8,851
Total deposits	724,439	722,890	724,619	717,814
Total Borrowings	373,603	320,283	340,616	307,239
Shareholders' equity	120,878	118,250	121,007	104,451

	Three Months Ended
Results Of Operations	3/31/2012	3/31/2011

Interest and dividend income	$ 12,587	$ 12,678
Interest expense	3,570	4,344
Net interest income	9,017	8,334
Provision for loan losses	415	500
Net interest income after
provision for loan losses	8,602	7,834

Non-interest income	1,700	1,732
Non-interest expense	5,808	5,535
Income before income taxes	4,494	4,031
Income taxes	1,331	1,162

Net income	$ 3,163	$ 2,869

Share and Per Common Share Data

Period-end shares outstanding	3,882,375	3,841,590
Basic average shares outstanding	3,880,052	3,829,469
Diluted average shares outstanding	3,891,708	3,859,727

Basic earnings per share	$ 0.82	$ 0.75
Diluted earnings per share	$ 0.81	$ 0.74

Cash dividends	$ 0.285	$ 0.270
Book value	$ 31.14	$ 27.32
Tangible book value	$ 30.32	$ 26.50

Selected Financial Ratios

Return on Average Assets	1.07%	1.03%
Return on Average Equity	10.51%	11.14%
Tax-equivalent Net Interest Margin	3.30%	3.21%
Efficiency Ratio (1)	53.4%	54.0%

	At or for the Three Months Ended March 31,		At or for the Year Ended December 31,

	2012	2011	2011
Asset Quality

Net charge-offs (recoveries) to average loans	0.17%	-0.05%	0.37%
Allowance for loan losses to total loans	1.09%	1.25%	1.13%
Allowance for loan losses to non-performing loans	73%	67%	64%
Non-performing loans to total loans	1.49%	1.87%	1.77%
Non-performing assets to total assets	1.26%	1.24%	1.45%

Capital Ratios

Tier 1 leverage capital	9.26%	9.03%	9.32%
Tier 1 risk-based capital	14.21%	13.39%	14.29%
Total risk-based capital	15.94%	15.25%	16.06%
Tangible equity to total assets	9.61%	8.76%	9.86%
Tangible common equity (2)	9.64%	8.78%	9.89%

(1)

Computed by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income other than net securities gains and OTTI.

(2)

Computed by dividing the total common shareholders' equity, less goodwill and other intangible assets, by total assets, less goodwill and other intangible assets.

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